EXHIBIT 99.1

Premier Exhibitions, Inc. Receives Title to Titanic Artifacts

ATLANTA, Aug. 17, 2011 (GLOBE NEWSWIRE) -- Premier Exhibitions, Inc. (the "Company") (Nasdaq:PRXI), a leading presenter of museum-quality touring exhibitions around the world, announced on Monday, August 15 that the United States District Court for the Eastern District of Virginia, Norfolk Division, (the "Court") has granted title to RMS Titanic, Inc. ("RMST"), a wholly owned subsidiary of the Company, for approximately 3,000 artifacts recovered from the wreck of Titanic during RMST's expeditions conducted in 1993, 1994, 1996, 1998, 2000, and 2004 (the "Post 1987 Artifacts"). Title to the Post 1987 Artifacts was granted through the issuance of an "in-specie" salvage award in an opinion issued by the Court on August 15.

In August of 2010, the Court awarded the Company, through RMST, 100% of the approximately $110 million fair market value of the Post 1987 Artifacts, based on an updated appraisal of the artifacts conducted in 2009. At the time, the Court had reserved the right to determine the manner in which to pay the award, either through a cash award of the fair market value (to be raised via judicial sale) or an in-specie award granting title to the Post 1987 Artifacts to RMST subject to certain covenants and conditions agreed to by the Company.

Premier Exhibitions, Inc., through RMST, has been the Salvor-in-Possession of the Titanic wreck site since 1994, giving it the sole and exclusive rights to recover artifacts from the wreck.  In 1993, a French maritime tribunal awarded RMST title to the approximately 1,800 artifacts recovered in 1987 (the "1987 Artifacts").  In 2007, these artifacts were appraised at over $35 million. The covenants and conditions implemented by yesterday's court ruling were not applicable at the time of the 2007 appraisal.

Title to the Post 1987 Artifacts comes with certain covenants and conditions drafted and negotiated by the Company and the United States government. These covenants and conditions govern the maintenance and future disposition of the artifacts. James Delgado, Director of Maritime Heritage with NOAA's Office of National Marine Sanctuaries, stated "The covenants and conditions were initially proposed by RMST, negotiated with NOAA and the Department of Commerce of the United States through the United States Attorney, and then finalized with RMST and the Court. The public interest in Titanic has been recognized by the Court and RMST and these covenants and conditions ensure that this collection of artifacts  recovered from Titanic will be conserved and curated consistent with current international and U.S. historic preservation standards." These covenants and conditions include the following:

  The approximately 1,800 "1987 Artifacts" and the approximately 3,000 "Post 1987 Artifacts" must be maintained as a single collection;
  The combined collections can only be sold together, in their entirety, and any buyer would be subject to the same conditions applicable to RMST; and
  RMST must comply with provisions that guarantee the long-term protection of all of the artifacts.

The covenants and conditions could have an impact on the appraised value of the artifacts and on the alternatives the Company has with respect to the assets. However, the Company agreed to and fully understands the covenants and conditions, and is evaluating all alternatives to utilize the assets to maximize their value to shareholders.

Based upon the aforementioned appraisals, the total value to Premier Exhibitions, Inc. of the "1987 Artifacts" and the "Post 1987 Artifacts" approximates $145 million, not including the intangible assets associated with the collection. The actual value of the artifacts may differ materially today given the current market for historic collectibles and the covenants and conditions imposed by the Court. These assets have never been held for public sale and their true fair market value would be based in large part on the overall market for historic collectibles. The Titanic artifacts represent a one-of-a-kind collection.

In addition to holding title to the 1987 Artifacts and Post 1987 Artifacts collections, RMST also owns significant work product and other intellectual property related to Titanic, such as film footage of the wreck site, digital archives, dive records, mapping of the wreck site, a valuable database and other unique elements obtained over the last 23 years by RMST and the Company.  The 2007 appraisal found approximately $44 million in additive value to the collection attributable to this intellectual property and to the Company's and RMST's undertakings, such as the costs of salvage, lab operations and exhibition. This appraised valuation does not include any of the new work product and intellectual property obtained in the Company's 2010 expedition to the wreck site.

Together, the 1987 Artifacts, the Post 1987 Artifacts, and the work product and intellectual property have an appraised value of approximately $189 million. This estimated value of the collection pre-dates the intellectual property acquired from the 2010 expedition and any additional artifacts or intellectual property that may be obtained in the future.

The Company wants to thank all of the individuals who have assisted us in achieving this outcome with special recognition to David J. Bederman, the K.H. Gyr Professor of Private International Law at Emory University School of Law. Professor Bederman became our chief maritime law expert in 2004 and was instrumental in shaping the legal strategy that has resulted in a positive outcome in this case.

Christopher Davino, Premier Exhibitions, Inc.'s President and Chief Executive, stated, "We are delighted that the Court has rendered its long-awaited decision on this critical matter, and that the Company now possesses title to the approximately 5,000 artifacts that have been recovered and conserved from Titanic since 1987. We remain committed to the long-term protection and preservation of these historical artifacts and Titanic's wreck site, and we look forward to continuing our role as Salvor-in-Possession of Titanic as we have since 1994. This ruling is especially timely in view of the upcoming 100th Anniversary of the Titanic sinking in 2012, and our intention is to fully capitalize on the opportunities that this milestone anniversary affords our Titanic brand."

About RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc.

RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc., is the only company permitted by law to recover objects from the wreck of Titanic. The Company was granted Salvor-In-Possession rights to the wreck of Titanic by the Court in 1994 and has conducted seven research and recovery expeditions to Titanic recovering more than 5,500 artifacts. In the summer of 2010, RMS Titanic, Inc. conducted a ground-breaking expedition to Titanic 25 years after its discovery, to undertake innovative 3D video recording, data gathering and other technical measures so as to virtually raise Titanic, preserving the legacy of the Ship for all time.

About Premier Exhibitions, Inc.

Premier Exhibitions, Inc. (Nasdaq:PRXI), located in Atlanta, Georgia, is a leading presenter of museum-quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including "Titanic: The Artifact Exhibition," "BODIES...The Exhibition" and "Dialog in the Dark." Additional information about Premier Exhibitions, Inc. is available at the Company's web site at www.prxi.com.

CONTACT: Investor Contact:
         Michael J. Little
         Chief Financial Officer
         (404) 842-2600
         michael.little@prxi.com